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                                                                    Exhibit 99.3

                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 31, 2003, by and among the persons or entities whose names are set forth below.

The Purchaser is Elie Housman, an individual.

The Seller is Galleywood Holdings Limited, a company duly registered in the British Virgin Islands.

                                    RECITALS

A. Purchaser desires to purchase shares in INKSURE TECHNOLOGIES, INC. a corporation duly incorporated and existing under the laws of the State of Delaware. (the "Company").

B. Seller owns 284,542 shares of the Company (the "Company Shares") and desires to sell 110,000 of the Company Shares to the Purchaser on the terms and conditions set forth herein.

C. Purchaser desires to purchase 110,000 shares of the Company Shares of the Seller on the terms and conditions set forth herein; and


                                    AGREEMENT


Now, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined below) the Seller hereby agrees to deliver and sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the 110,000 of the Company purchase price of $1.10 per share for a total purchase price of U.S. $121,000.

   1. CLOSING, DELIVERY AND PAYMENT.

         1.1 Closing. The closing of the sale and purchase under this Agreement (the "Closing") shall take place on July 31, 2003.

         1.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Seller will deliver to the Purchaser one or more certificates representing the number of Company Shares being sold hereunder, against payment of the purchase price thereof by wire transfer made payable to the account of the Seller.

   2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      Purchaser hereby represents and warrants to the Company as follows:

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         2.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

         2.2 Investment Representations. Purchaser understands that Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

         2.3 Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Company Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Company Shares, in the amounts or at the times Purchaser might propose.

         2.4 Acquisition for Own Account. Purchaser is acquiring the Company Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

         2.5 Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

         2.6 Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

         2.7 Company Information. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.


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   3. SELLER REPRESENTS AND WARRANTS AS FOLLOWS:

      3.1 Seller has due authority to enter into this agreement and when executed in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. This agreement is the binding and enforceable agreement of Seller.

      3.2 Seller has due authority to enter into this agreement and when The Company Shares are owned by the Seller free and clear of all liens, charges and encumbrances.

      3.3 Seller represents and warrants that it has no claims of any kind against the Company and does hereby release and discharge the Company from any and against any and all claims that it had or may have against the Company.

   4. MISCELLANEOUS

      4.1 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

      4.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

      4.3 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

      4.4 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      4.5 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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      4.7 Confidentiality. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 4.8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

      4.8 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

/s/ Alphonsus v. Spaendonck                           /s/ Elie Housman
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Galleywood Holdings Limited                           Mr. Elie Housman
By: Mr. Alphonsus v. Spaendonck, Dir.


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